Exhibit 99.1
Luminar Shares New Operating Plan & Reports Strong Q1’25 Financials
Unified Product Architecture Creates New Global LiDAR Standard with Top OEMs & Streamlines Business
Production LiDAR Shipments Up 50% QoQ; Continued OpEx Improvement QoQ
Orlando, Fla. — May 14, 2025 — Today, Luminar (NASDAQ: LAZR), a leading global automotive technology company, shared an updated strategic plan for its business and reported financial results for the first quarter of 2025. Details of this business update were published in a Presentation available on its Investor Relations website at
https://investors.luminartech.com.
New Operating Plan Enabled by Unified Product Architecture
Luminar has collaborated with multiple leading global OEMs including to develop a collective industry standard for LiDAR, which will cover all use cases from advanced safety through full autonomy, eliminating the need to develop custom products for each OEM or vehicle line. Luminar Halo is designed to uniquely meet and exceed these standards, which also enables streamlining of Luminar to its core LiDAR business. This is another step by the company to drive down cost substantially, with quarterly non-GAAP OpEx expected to be reduced by approximately half by the end of FY’25 versus the beginning of FY’24.
“In a world of macro uncertainty and adversity, we’re firing on all cylinders to ramp up production, ramp down costs, and capitalize on the future, as evidenced by our announcements today,” said Austin Russell, Founder & CEO. “This kicks off our new operating plan for Luminar with a unified product platform, enabling radical focus and streamlining of the business, as well as unlocking value throughout our organization.”
2025 Overall Company-Level Business Milestones:
Luminar provided a status update on the following business milestones to be achieved by year-end 2025.
1.Series Production: Ramp series production volume at least 3x year-over-year; Drive economies of scale; Launch additional vehicle models.
•On track. Luminar shipped ~6k LiDARs in Q1’25, up approximately 50% from ~4k in Q4’24, driven entirely by an increase in automotive series production sensor sales. This brings the cumulative production shipments to ~14k.
2.Next-Generation Technology: Progress on Luminar Halo milestones in OEM development contracts.
•On track. Luminar is successfully executing development on its Halo LiDAR product and advancing its work against its OEM contracts.
3.Business Model: Streamline Luminar’s operations with customer transitions to a singular technology platform to drive efficient execution, reduced costs, and accelerated path to profitability.
•On track. Today, Luminar announced an updated strategic plan for the company, enabled by a unified product platform developed in collaboration with key OEMs. This drives focused and efficient execution, substantially reduced costs, and accelerated path to profitability. Further, the company outlined its vision for the business beyond Luminar Halo, expanding its use of partners from manufacturing and industrialization to include certain development and testing efforts, and returning to its roots as a cutting-edge technology innovation powerhouse.
Webcast Details:
Luminar will host a video webcast:
•What: Video webcast featuring first quarter 2025 financials, business update, and live Q&A
•Date: Today, May 14, 2025
•Time: 6:00 p.m. EDT (3:00 p.m. PDT)
•Where: https://www.luminartech.com/quarterlyreview
A replay will be available following the conclusion of the webcast. For additional information or to be added to Luminar's investor distribution list, please visit us at https://investors.luminartech.com/ir-resources/email-alerts.
Contact Information
Investor Relations:
Aileen (Smith) McAdams
Investors@luminartech.com
Media Relations:
Milin Mehta
Press@luminartech.com
Notice of Late Filing
The Company expects to file a notification of late filing on Form 12b-25 with the SEC, which will provide an automatic 5-day extension of the filing deadline for its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2025 (the “Quarterly Report”), to May 20, 2025. The Company expects to file the Quarterly Report as soon as practicable within the 5-day extension period.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “aims,” “believe,” “may,” “will,” “estimate,” “set,” “continue,” “towards,” “anticipate,” “intend,” “expect,” “should,” “would,” “forward,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. The forward-looking statements include statements relating to the outlook and business milestone achievements for 2025 and expectations regarding the development, performance and commercialization of Luminar Halo. Forward-looking statements are based on expectations and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including that next-generation sensors and software will be developed successfully or will accelerate automaker adoption, that new automaker agreements will develop successfully into product launches, that per unit sensor economics will be improved, and that cost reduction efforts will continue to result in improved operational and financial efficiency and eventual profitability. More information on these risks and other potential factors that could affect the Company’s business is included in the Company’s periodic filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s reports on Form 10-K and Form 10-Q, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent reports filed with the SEC. The Company assumes no obligation to update any forward-looking statements, which speak only as of the date they are made.
About Luminar
Luminar is a global automotive technology company ushering in a new era of vehicle safety and autonomy. For the past decade, Luminar has built an advanced hardware and software/AI platform to enable its various partners, ranging from Volvo Cars and Mercedes-Benz to NVIDIA and Mobileye, to develop and deploy the world's most advanced passenger vehicles. Following the launch of the Volvo EX90 as the first global production vehicle to standardize its technology, Luminar is poised to lead the industry in enabling next-generation safety and autonomous capabilities for global production vehicles. For more information please visit www.luminartech.com.
2